SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

First Indiana Corporation
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1692825 (I.R.S. Employer Identification No.)

135 North Pennsylvania Street, Suite 2800 Indianapolis, Indiana (Address of principal executive offices)	46204 (Zip Code)

First Indiana Corporation Employees’ Stock Purchase Plan
First Indiana Corporation 2004 Executive Compensation Plan
(Full title of the plans)

William J. Brunner
Vice President, Chief Financial Officer and Treasurer
First Indiana Corporation
135 North Pennsylvania Street, Suite 2800
Indianapolis, Indiana 46204
(Name and address of agent for service)

(317) 269-1200
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	750,000	$ 24.29	$18,367,500	$2,220.70
Common Stock, par value $.01 per share	801,000	$ 24.29	$19,616,490	$2,308.86
Total	1,551,000		$37,983,990	$4,529.56

(1)	Any additional shares to be issued as a result of stock dividends, stock splits or similar transactions prior to the termination of this registration statement shall be covered by this registration statement as provided in Rule 416. In addition, pursuant to Rule 416(e), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Determined pursuant to Rule 457(c) and (h) using actual grant price or average of reported high and low prices on April 26, 2005.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

        The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

Item 2. Registrant Information and Employee Plan Annual Information.

        Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the First Indiana Corporation Employees’ Stock Purchase Plan, the First Indiana Corporation 2004 Executive Compensation Plan and its administrators are available without charge by contacting:

        Investor Resources Department, First Indiana Corporation, 135 North Pennsylvania Street, Suite 2800, Indianapolis, Indiana 46204, telephone number (317)-269-1314.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, all of which are on file with the Commission, are hereby incorporated by reference in this registration statement:

(a)	The Annual Report on Form 10-K for First Indiana Corporation (the “Company”)(file no. 0-14354) for the year ended December 31, 2004;

(b)	The Current Reports on Form 8-K filed by the Company (file no. 0-14354) on January 3, 2005, January 21, 2005, February 17, 2005, April 4, 2005 and April 25, 2005; and

(c)	The description of the Common Stock of the Company contained in the First Indiana Corporation Registration Statement on Form S-4, File No. 333-39926, as amended.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such reports and documents.

        For purposes of this Registration Statement, any statement contained in a report, document or appendix incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any subsequently filed report, document or appendix which also is or is deemed incorporated by reference modifies or supersedes such statement in such report, document or appendix. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        Upon the written or oral request of any person to whom this Registration Statement has been delivered, the Company will provide without charge to such person a copy of any and all of the information (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such information) that has been incorporated by reference into this Registration Statement but not delivered herewith. Requests should be directed to Investor Relations Department, First Indiana Corporation, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, (317) 269-1314.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        First Indiana Corporation is an Indiana corporation. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The First Indiana Corporation Articles of Incorporation do not contain any provision prohibiting such indemnification.

        The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The First Indiana Corporation bylaws contain a provision substantially identical to this IBCL provision. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

        First Indiana Corporation has in effect a policy of liability insurance covering its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

5	Opinion and consent of Bose McKinney & Evans LLP regarding the legality of the securities being registered for sale pursuant to the First Indiana Corporation 2004 Executive Compensation Plan.

23.1	Consent of KPMG LLP.

23.2	Consent of Bose McKinney & Evans LLP (included in Exhibit 5).

24	Powers of Attorney.

ITEM 9. UNDERTAKINGS.

A. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 to Regulation S-X at the start of any delayed offering or throughout a continuous offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on April 29, 2005.

FIRST INDIANA CORPORATION

By: /s/ William J. Brunner

William J. Brunner Vice President, Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April 28, 2005, by the following persons in the capacities indicated.

SIGNATURE	TITLE
Marni McKinney*
Marni McKinney	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ William J. Brunner
William J. Brunner	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Robert H. Warrington	Director and President

Gerald L. Bepko*
Gerald L. Bepko	Director

Anat Bird*
Anat Bird	Director

Pedro P. Granadillo*
Pedro P. Granadillo	Director

Robert H. McKinney*
Robert H. McKinney	Director

William G. Mays*
William G. Mays	Director

Phyllis W. Minott*
Phyllis W. Minott	Director

Michael L. Smith*
Michael L. Smith	Director

* By:	/s/ William J. Brunner
William J. Brunner Attorney-in-Fact